EXHIBIT 21.1

SUBSIDIARIES

OF

UPD HOLDING CORP.,

A NEVADA CORPORATION

Entity	Jurisdiction of Incorporation or Organization	% Ownership

Vital Behavioral Health Inc.	Nevada	100%

iMetabolic Corp.	Nevada	100%

United Product Development Corp.	Nevada	100%

SUBSIDIARIES

OF

VITAL BEHAVIORAL HEALTH INC.,

A NEVADA CORPORATION

Entity	Jurisdiction of Incorporation or Organization	% Ownership

VBH Kentucky Inc.	Nevada	84%

VSL Frankfort LLC	Nevada	100%

VBH Georgia Inc.	Nevada	91%

VBH Frankfort LLC	Nevada	100%